UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2017

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

(310) 824-9999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 5, 2017, Kite Pharma EU B.V. (“Kite”), a wholly owned indirect subsidiary of Kite Pharma, Inc., entered into a Collaboration and License Agreement (the “Agreement”) with Daiichi Sankyo Company, Limited (“DS”) pursuant to which Kite has granted to DS an exclusive license to develop and commercialize axicabtagene ciloleucel, also known as KTE-C19, in Japan. Axicabtagene ciloleucel, Kite’s lead product candidate, is an investigational therapy in which a patient’s T cells are engineered to express a chimeric antigen receptor (“CAR”) to target the antigen CD19, a protein expressed on the cell surface of B-cell lymphomas and leukemias, and redirect the T cells to kill cancer cells.

In addition, under the Agreement, DS has a certain period of time to exclusively license, at its option, additional Kite product candidates in Japan, including KITE-718, Kite’s T cell receptor (“TCR”) product candidate targeting MAGE-A3/A6 and certain other product candidates that proceed to an U.S. investigational new drug application filing over the next three years. If the parties agree to include a licensed product in Japan in a global development program, then DS will be responsible for the associated incremental costs. Under the Agreement, Kite will provide certain technology transfer services relating to the licensed products to DS.

In connection with the execution of the Agreement, DS will make an upfront payment to Kite of $50 million. Kite will be eligible to receive future payments totaling up to $200 million for development and commercial milestones relating to axicabtagene ciloleucel. In addition, for each additional product candidate for which DS exercises its option to acquire an exclusive license, the option exercise and milestone payments to Kite could equal up to $200 million. Kite is also entitled to receive tiered royalties in the low to mid double digit range on DS’s sales of licensed products for the term of the Agreement, subject to certain reductions.

The term of the Agreement will continue on a licensed product-by-licensed product basis until DS permanently ceases at its sole discretion all development, manufacture and commercialization of such licensed product in Japan. Either party may also terminate the agreement with written notice upon material breach by the other party, if such breach has not been cured within a defined period of receiving such notice, or in the event of the other party’s bankruptcy. Kite may terminate the Agreement if DS challenges certain of Kite’s patents. DS may terminate the Agreement with respect to a licensed product if Kite later acquires additional necessary intellectual property for such licensed product, and a license or sublicense to such intellectual property is not available to DS on terms that DS deems to be commercially reasonable.

Contemporaneously with execution of the Agreement, Kite Pharma, Inc. and DS executed a guarantee agreement pursuant to which Kite Pharma, Inc. guarantees Kite’s performance under the Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. Kite intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2017, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE PHARMA, INC. (Registrant)

Dated: January 9, 2017	By:	/s/ Paul Jenkinson
	Name:	Paul Jenkinson
	Title:	Chief Financial Officer